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UNITED STATES

SECURITIES EXCHANGE COMMISSION

Washington, DC 20549


SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2 )*

Just Toys, Inc.
-------------------------------------------------------------------
(Name of Issuer)


Common Stock
-------------------------------------------------------------------
(Title of Class of Securities)


48213310
--------------
(CUSIP NUMBER)

Check the following box if a fee is being paid with this statement.[ ] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "1934 Act") or otherwise subject to the liabilities of that section of the 1934 Act but shall be subject to all other provisions of the 1934 Act (however, see the Notes).

Page 2 of 13 Pages


CUSIP NO. 48213310                13G

1. NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Merrill Lynch & Co., Inc.

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing

(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER

NONE

6. SHARED VOTING POWER

NONE

7. SOLE DISPOSITIVE POWER

NONE

8. SHARED DISPOSITIVE POWER

NONE

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

NONE

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

NONE

12. TYPE OF REPORTING PERSON*

HC, CO

    *SEE INSTRUCTION BEFORE FILING OUT!

Page 3 of 13 Pages


CUSIP NO.    48213310               13G

1. NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Merrill Lynch Group, Inc.

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing

(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER

NONE

6. SHARED VOTING POWER

NONE

7. SOLE DISPOSITIVE POWER

NONE

8. SHARED DISPOSITIVE POWER

NONE

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

NONE

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

NONE

12. TYPE OF REPORTING PERSON*

HC, CO

    *SEE INSTRUCTION BEFORE FILING OUT!

Page 4 of 13 Pages


CUSIP NO.    48213310               13G

1. NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Princeton Services, Inc.

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing

(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER

NONE

6. SHARED VOTING POWER

NONE

7. SOLE DISPOSITIVE POWER

NONE

8. SHARED DISPOSITIVE POWER

NONE

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

NONE

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

NONE

12. TYPE OF REPORTING PERSON*

HC, CO

    *SEE INSTRUCTION BEFORE FILING OUT!

Page 5 of 13 Pages


CUSIP NO.   48213310               13G

1. NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Fund Asset Management, L.P.

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing

(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER

NONE

6. SHARED VOTING POWER

NONE

7. SOLE DISPOSITIVE POWER

NONE

8. SHARED DISPOSITIVE POWER

NONE

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

NONE

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

NONE

12. TYPE OF REPORTING PERSON*

IA, PN

    *SEE INSTRUCTION BEFORE FILING OUT!

Page 6 of 13 Pages


CUSIP NO.    48213310               13G

1. NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Merrill Lynch Special Value Fund, Inc.

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing

(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Maryland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER

NONE

6. SHARED VOTING POWER

NONE

7. SOLE DISPOSITIVE POWER

NONE

8. SHARED DISPOSITIVE POWER

NONE

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

NONE

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

NONE

12. TYPE OF REPORTING PERSON*

IV, CO

    *SEE INSTRUCTION BEFORE FILING OUT!

Page 7 of 13 Pages

                                SCHEDULE 13G


ITEM 1 (a)  Name of Issuer:
            --------------

            Just Toys, Inc.

ITEM 1 (b)  Address of Issuer's Principal Executive Offices:
            -----------------------------------------------

            50 West 23rd Street
            New York, New York  10010

ITEM 2 (a)  Name of Persons Filing:
            ---------------------

            Merrill Lynch & Co., Inc.
            Merrill Lynch Group, Inc.
            Princeton Services, Inc.
            Fund Asset Management, L.P.
            Merrill Lynch Special Value Fund, Inc.

ITEM 2 (b)  Address of Principal Business Office or, if none, Residence:
            -----------------------------------------------------------

Merrill Lynch & Co., Inc.
World Financial Center, North Tower
250 Vesey Street
New York, New York  10281

Merrill Lynch Group, Inc.
World Financial Center, North Tower
250 Vesey Street
New York, New York  10281

Princeton Services, Inc.
800 Scudders Mills Road
Plainsboro, New Jersey  08536

Fund Asset Management, L.P.
800 Scudders Mills Road
Plainsboro, New Jersey  08536

Merrill Lynch Special Value Fund, Inc.
800 Scudders Mills Road
Plainsboro, New Jersey  08536

Page 8 of 13 Pages


ITEM 2 (c)  Citizenship:
            -----------

See Item 4 of Cover Pages

ITEM 2 (d)  Title of Class of Securities:
            ----------------------------

Common Stock

ITEM 2 (e)  CUSIP NUMBER:

48213310

ITEM 3

   Merrill Lynch & Co., Inc. ("ML&Co."), Merrill Lynch Group, Inc. ("ML Group"), and Princeton Services, Inc. ("PSI") are parent holding companies, in accordance with (S) 240.13d-1(b)(ii)(G) of the Securities Exchange Act of 1934 (the "1934 Act"). Fund Asset Management, L.P. (d/b/a Fund Asset Management "FAM") is an investment adviser registered under (S) 203 of the Investment Advisers Act of 1940 (the "Advisers Act"). Merrill Lynch Special Value Fund, Inc. (the "Fund") is an investment company registered under Section 8 of the Investment Company Act of 1940 (the "Investment Company Act").

ITEM 4  Ownership
        ---------

(a)  Amount Beneficially Owned:

     Not Applicable

(b)  Percent of Class:

     See Item 11 of Cover Pages

(c)  Number of shares as to which such person has:

     (i)  sole power to vote or to direct the vote:

          See Item 5 of Cover Pages

    (ii)  shared power to vote or to direct the vote:

          See Item 6 of the Cover Pages

   (iii)  sole power to dispose of or to direct the disposition of:

          See Item 7 of Cover Pages

Page 9 of 13 Pages

    (iv)  share power to dispose of or direct the disposition of:

          See Item 8 of Cover Pages

ITEM 5  Ownership of Five Percent or Less of a Class.
        --------------------------------------------

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X].

ITEM 6  Ownership of More than Five Percent on Behalf of Another Person.
        ---------------------------------------------------------------

Not Applicable

ITEM 7   Identification and Classification of the Subsidiary Which
         ---------------------------------------------------------
  Acquired the Security Being Reported on by the Parent Holding Company.
  ---------------------------------------------------------------------

See Exhibit A

ITEM 8   Identification and Classification of Members of the Group.
         ----------------------------------------------------------

Not Applicable

Page 10 of 13 Pages


ITEM 9  Notice of Dissolution of Group.
        ------------------------------

Not Applicable

ITEM 10  Certification
         -------------

    By signing below each of the undersigned certifies that, to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

Signature.
---------

    After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date:  February 14, 1997


Merrill Lynch & Co., Inc.

/s/ Richard B. Alsop

----------------------------
Name: Richard B. Alsop
Title:  Attorney-In-Fact*


Merrill Lynch Group, Inc.

/s/ Richard B. Alsop

-----------------------------
Name: Richard B. Alsop
Title:  Attorney-In-Fact**


Princeton Services, Inc.

/s/ Richard B. Alsop

-----------------------------
Name:  Richard B. Alsop
Title:  Attorney-In-Fact***


------------------------------------
* Signed pursuant to a power of attorney, dated November 17, 1995, included as Exhibit B to this Schedule 13G.

** Signed pursuant to a power of attorney, dated November 17, 1995, included as Exhibit C to this Schedule 13G.

*** Signed pursuant to a power of attorney, dated November 30, 1995, included as Exhibit D to this Schedule 13G.

Page 11 of 13 Pages


Fund Asset Management, L.P.
By: Princeton Services, Inc. (General Partner)

/s/ Richard B. Alsop

-------------------------
Name:   Richard B. Alsop
Title Attorney-In-Fact****


Merrill Lynch Special Value Fund, Inc.

/s/ Richard B. Alsop

--------------------------
Name: Richard B. Alsop
Title:  Attorney-In-Fact*****

**** Signed pursuant to a power of attorney, dated November 30, 1995, included as Exhibit E to this Schedule 13G.

***** Signed pursuant to a power of attorney, dated November 22, 1995, included as Exhibit F to this Schedule 13G.

Page 12 of 13 Pages


                          EXHIBIT A TO SCHEDULE 13G
                          -------------------------

                  ITEM 7 DISCLOSURE RESPECTING SUBSIDIARIES
                  -----------------------------------------

   Three of the persons filing this report, Merrill Lynch & Co., Inc., a Delaware corporation with its principal place of business at World Financial Center, North Tower, 250 Vesey Street, New York, New York ("ML&Co."), Merrill Lynch Group, Inc., a Delaware corporation with its principal place of business at World Financial Center, North Tower, 250 Vesey Street, New York, New York ("ML Group"), and Princeton Services, Inc. a Delaware corporation with its principal place of business at 800 Scudders Mill Road, Plainsboro, New Jersey ("PSI"), are parent holding companies pursuant to (S)240 13d-1(b)(1)(ii)(G) of the Securities Exchange Act of 1934 (the "1934 Act"). The relevant subsidiaries of ML&Co. are ML Group and PSI, which is the general partner of Fund Asset Management, L.P. (d/b/a Fund Asset Management "FAM"). The relevant subsidiary of ML Group is PSI.

    FAM is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

    Merrill Lynch Special Value Fund, Inc. is a registered investment company advised by FAM.

Page 13 of 13 Pages

                                    EXHIBIT B
                                    ---------
                                POWER OF ATTORNEY



    The undersigned, Merrill Lynch & Co., Inc. (the "Corporation"), a corporation duly organized under the laws of the State of Delaware, with its principal place of business at World Financial Center, North Tower, New York, New York, 10281, does hereby make, constitute and appoint Richard B. Alsop, Richard D. Kreuder, Andrea Lowenthal, Gregory T. Russo, or any other individual from time to time elected or appointed as Secretary or an Assistant Secretary of the Corporation, acting severally, each of whose address is Merrill Lynch
& Co., Inc., World Financial Center, North Tower, New York, New York 10281, as its true and lawful attorneys-in-fact, for it and in its name, place and stead
(i) to execute on behalf of the Corporation and cause to be filed and/or delivered, as required under Section 13(d) of the Securities Exchange Act of 1934 (the "Act") and the regulations thereunder, any number, as appropriate, of original, copies, or electronic filings of the Securities and Exchange Commission Schedule 13D or Schedule 13G Beneficial Ownership Reports (together with any amendments and joint filing agreements under Rule 13d-1(f)(1) of the Act, as may be required thereto) to be filed and/or delivered with respect to any equity security (as defined in Rule 13d-1(d) under the Act) beneficially owned by the undersigned and which must be reported by the undersigned pursuant to Section 13(d) of the Act and the regulations thereunder, (ii) to execute on behalf of the Corporation and cause to be filed and/or delivered, any number, as appropriate, of original, copies or electronic filings of any forms (inclu-ding, without limitation, Securities and Exchange Commission Form 3, 4 and 5) required to be filed pursuant to Section 16(a) of the Act and the regulations thereunder, and (iii) generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as if the undersigned could do if personally present. This Power of Attorney shall remain in effect until revoked, in writing, by the undersigned.

    IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney this 17th day of November, 1995.


MERRILL LYNCH & COMPANY, INC.


By:    /s/ David H. Komansky
----------------------------
Name:  David H. Komansky
Title: President and Chief Operating Officer




                                    EXHIBIT C
                                    ---------
                                POWER OF ATTORNEY


    The undersigned, Merrill Lynch Group, Inc. (the "Corporation"), a corporation duly organized under the laws of the State of Delaware, with its principal place of business at World Financial Center, North Tower, New York, New York, 10281, does hereby make, constitute and appoint Richard B. Alsop, Richard D. Kreuder, Andrea Lowenthal, Gregory T. Russo, or any other individual from time to time elected or appointed as Secretary or an Assistant Secretary of the Corporation, acting severally, each of whose address is Merrill Lynch
& Co., Inc., World Financial Center, North Tower, New York, New York 10281, as its true and lawful attorneys-in-fact, for it and in its name, place and stead
(i) to execute on behalf of the Corporation and cause to be filed and/or delivered, as required under Section 13(d) of the Securities Exchange Act of 1934 (the "Act") and the regulations thereunder, any number, as appropriate, of original, copies, or electronic filings of the Securities and Exchange Commission Schedule 13D or Schedule 13G Beneficial Ownership Reports (together with any amendments and joint filing agreements under Rule 13d-1(f)(1) of the Act, as may be required thereto) to be filed and/or delivered with respect to any equity security (as defined in Rule 13d-1(d) under the Act) beneficially owned by the undersigned and which must be reported by the undersigned pursuant to Section 13(d) of the Act and the regulations thereunder, (ii) to execute on behalf of the Corporation and cause to be filed and/or delivered, any number, as appropriate, of original, copies or electronic filings of any forms (inclu-ding, without limitation, Securities and Exchange Commission Form 3, 4 and 5) required to be filed pursuant to Section 16(a) of the Act and the regulations thereunder, and (iii) generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as if the undersigned could do if personally present. This Power of Attorney shall remain in effect until revoked, in writing, by the undersigned.

    IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney this 17th day of November, 1995.


MERRILL LYNCH GROUP, INC.


By:    /s/ Rosemary T. Berkery
------------------------------
Name:  Rosemary T. Berkery
Title: Vice President and Director



                                   EXHIBIT D
                                   ---------
                               POWER OF ATTORNEY


    The undersigned, Princeton Services Inc., a corporation duly organized under the laws of the State of Delaware, with its principal place of business at 800 Scudders Mill Road, Plainsboro, New Jersey 08536 does hereby make, constitute and appoint Richard B. Alsop, Andrea Lowenthal, Richard D. Kreuder, Gregory T. Russo, or Dauna R. Williams, acting severally, each of whose address is Merrill Lynch & Co., Inc., World Financial Center, North Tower, New York, New York 10281, as its true and lawful attorneys-in-fact, for it and in its name, place and stead to execute and cause to be filed and/or delivered, as required under Section 13(d) of the Securities Exchange Act of 1934 (the "Act") and the regulations thereunder, any number, as appropriate, of original, copies, or electronic filings of the Securities and Exchange Commission
Schedule 13D or Schedule 13G Beneficial Ownership Reports (together with any amendments and joint filing agreements under Rule 13d-1(f) (1) of the Act, as may be required thereto) to be filed and/or delivered with respect to any equity security (as defined in Rule 13d-1(d) under the Act) beneficially owned by the undersigned and which must be reported by the undersigned pursuant to
Section 13(d) of the Act and the regulations thereunder, and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as if the undersigned could do if personally present. This Power of Attorney shall remain in effect until revoked, in writing, by the undersigned.

    IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney this 30th day of November, 1995.


PRINCETON SERVICES, INC.


By:    /s/ Philip L. Kirstein
--------------------------------------
Name:  Philip L. Kirstein
Title: Director, Senior Vice President
         Secretary and General Counsel



                                   EXHIBIT E
                                   ---------
                                POWER OF ATTORNEY


    The undersigned, Fund Asset Management, L.P. d/b/a Fund Asset
Management, a Limited Partnership duly organized under the laws of the State of Delaware, with its principal place of business at 800 Scudders Mill Road, Plainsboro, New Jersey 08536 does hereby make, constitute and appoint Richard B. Alsop, Andrea Lowenthal, Richard D. Kreuder, Gregory T. Russo, or Dauna R. Williams, acting severally, each of whose address is Merrill Lynch & Co., Inc., World Financial Center, North Tower, New York, New York 10281, as its true and lawful attorneys-in-fact, for it and in its name, place and stead to execute and cause to be filed and/or delivered, as required under Section 13(d) of the Securities Exchange Act of 1934 (the "Act") and the regulations thereunder, any number, as appropriate, of original, copies, or electronic filings of the Securities and Exchange Commission Schedule 13D or Schedule
13G Beneficial Ownership Reports (together with any amendments and joint filing agreements under Rule 13d-1(f) (1) of the Act, as may be required thereto) to be filed and/or delivered with respect to any equity security (as defined in Rule 13d-1(d) under the Act) beneficially owned by the undersigned and which must be reported by the undersigned pursuant to Section 13(d) of the Act and the regulations thereunder, and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as if the undersigned could do if personally present. This Power of Attorney shall remain in effect until revoked, in writing, by the undersigned.

    IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney this 30th day of November, 1995.


FUND ASSET MANAGEMENT, L.P.
d/b/a Fund Asset Management
By: Princeton Services, Inc., General Partner



By:    /s/ Philip L. Kirstein
---------------------------------------------
Name:  Philip L. Kirstein
Title: Director, Senior Vice President
         Secretary and General Counsel




                                   EXHIBIT F
                                   ---------
                                POWER OF ATTORNEY


    The undersigned, Merrill Lynch Special Value Fund, Inc., a corporation duly organized under the laws of the State of Maryland, with its principal place of business at 800 Scudders Mill Road, Plainsboro, New Jersey 08536 does hereby make, constitute and appoint Richard B. Alsop, Andrea Lowenthal, Richard D. Kreuder, Gregory T. Russo, or Dauna R. Williams, acting severally, each of whose address is Merrill Lynch & Co., Inc., World Financial Center, North Tower, New York, New York 10281, as its true and lawful attorneys-in-fact, for it and in its name, place and stead to execute and cause to be filed and/or delivered, as required under Section 13(d) of the Securities Exchange Act of 1934 (the "Act") and the regulations thereunder, any number, as appropriate, of original, copies, or electronic filings of the Securities and Exchange Commission Schedule 13D or Schedule 13G Beneficial Ownership Reports (together with any amendments and joint filing agreements under Rule 13d-1(f)
(1) of the Act, as may be required thereto) to be filed and/or delivered with respect to any equity security (as defined in Rule 13d-1(d) under the Act) beneficially owned by the undersigned and which must be reported by the undersigned pursuant to Section 13(d) of the Act and the regulations thereunder, and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as if the undersigned could do if personally present. This Power of Attorney shall remain in effect until revoked, in writing, by the undersigned.

    IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney this 22nd day of November, 1995.


MERRILL LYNCH SPECIAL VALUE FUND, INC.


By:    /s/ Mark B. Goldfus
--------------------------------
Name:  Mark B. Goldfus
Title: Secretary